Exhibit 2

(English Translation)
June 27, 2012
TO OUR SHAREHOLDERS:
Koichi Suzuki
Representative Director
Internet Initiative Japan Inc.
1-105, Kanda Jinbo-cho, Chiyoda-ku, Tokyo, Japan

NOTICE OF RESOLUTIONS
AT THE 20TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

We hereby notify that at the 20th ordinary general meeting of shareholders of Internet Initiative Japan Inc. (“the company”) held today, the following items were reported and resolved.

Sincerely yours,

Subjects to be reported:
1. Business Report, consolidated financial statements and a report on the audit results of consolidated financial statements by the accounting auditors and the Board of company auditors for the 20th term (from April 1, 2011 to March 31, 2012)
2. Non-consolidated financial statements for the 20th term (from April 1, 2011 to March 31, 2012)
In this respect, the contents of the above two documents were reported.

Subjects to be resolved:
Item 1: Appropriation of Retained Earnings
This item was resolved as originally proposed. The dividends were determined as follows:
1. Type of dividend property
    Cash
2. Matters concerning allocation and total amount of dividend property
    The Company proposes to pay ¥ 1,750 per share of common stock. In this case, the total amount of dividends is ¥ 354,697,000.
3. Effective date of dividend payment
The Company proposes June 28, 2012 as the effective date of the dividend payment.

Item 2: Election of Eight (8) Directors
This item was resolved as originally proposed.
The re-election of the following eight (8) Directors was resolved, Senji Yamamoto, Takeshi Kikuchi, Takamichi Miyoshi, Akihisa Watai, Yasurou Tanahashi, Takashi Hiroi, Shingo Oda and Yoshifumi Nishikawa.

Item 3: Election of Three (3) Company Auditors
This item was resolved as originally proposed.
The re-election of the following three (3) Company Auditors was resolved, Kazuhiro Ohira, Masaki Okada and Masaaki Koizumi.

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